UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 26, 2010

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,
New York, New York
10019

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of Comverse Technology, Inc. (the “Company”) and its Compensation and Leadership Committee made determinations with respect to the compensation of Andre Dahan, the Company’s President and Chief Executive Officer, for the fiscal year ended January 31, 2010 (“Fiscal 2009”) and the fiscal year ending January 31, 2011 (“Fiscal 2010”).

On March 26, 2010, upon recommendation of the Compensation and Leadership Committee, the Board approved the grant of a deferred stock unit (“DSU”) award to Mr. Dahan of 300,000 shares under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan.  The DSU award represents the right to receive one share of the Company’s common stock at the end of the applicable deferral period.  The DSU award is scheduled to vest as to 40%, 30% and 30% of the shares covered by such DSU award on the first, second and third anniversary of the date of grant, respectively.

In light of the Company’s challenges in Fiscal 2009 and the absolute performance results, Mr. Dahan recommended to the Compensation and Leadership Committee that he forego any opportunity to receive a bonus for Fiscal 2009.  The Compensation and Leadership Committee accepted his recommendation.

In respect of Fiscal 2010, Mr. Dahan’s salary was unchanged and, upon recommendation of the Compensation and Leadership Committee, the Board set the on target bonus opportunity for Mr. Dahan at $1,000,000.  The payment of Mr. Dahan’s cash incentive bonus for Fiscal 2010 will depend on the financial performance of Comverse, Inc. (“Comverse”), the Company’s wholly-owned subsidiary, and individual performance, with the bonus payout based 80% on the financial performance of Comverse and 20% on individual performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2010	By: /s/ Shefali A. Shah

Name: Shefali A. Shah Title: Senior Vice President, General Counsel and Corporate Secretary

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